Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-164244 and No. 333-169027) on Form S-8 of Athens Bancshares Corporation of our report dated March 13, 2015, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Athens Bancshares Corporation for the year ended December 31, 2014.

Chattanooga, Tennessee

March 13, 2015

537 MARKET STREET, SUITE 300 • CHATTANOOGA, TENNESSEE 37402-1239 • 423-756-6133 • FAX 423-756-2727 • www.mjcpa.com MEMBERS OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS • RSM INTERNATIONAL